                                                           Exhibit 11

          VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES
         COMPUTATION OF NET INCOME PER COMMON SHARE
            (In thousands, except per share data)

                                            Quarter             Six Months
                                         Ended June 30,       Ended June 30,
                                         --------------       --------------
                                          1997     1996        1997    1996
                                          ----     ----        ----    ----
     Weighted average number of
     shares outstanding:
       Common stock                      16,715   16,671      16,631   16,901
       Common equivalent shares
         resulting from stock options
         and warrants (treasury stock
         method)                          1,031      930         963      596
       Less: Repurchased shares                                          (243)
                                         ------   ------      ------   ------
                  Total                  17,746   17,601      17,594   17,254
                                         ======   ======      ======   ======

     Net income                          $4,170   $2,042      $  925   $2,651
                                         ======   ======      ======   ======

     Net income per common share         $ 0.23   $ 0.12      $ 0.05   $ 0.15
                                         ======   ======      ======   ======

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